Exhibit 10.9

Execution Version

WATER FACILITY AND ACCESS AGREEMENT

NORTH RANCH

This WATER FACILITY AND ACCESS AGREEMENT (this “Agreement”) is made and entered into as of October 15, 2021 (the “Effective Date”) by and between DBR Land LLC, a Delaware limited liability company (the “Company”), as lessee of certain lands owned by Delaware Basin Ranches Inc., a Texas corporation (“Landowner”), under the Master Lease (as defined herein), and WaterBridge Stateline LLC, a Delaware limited liability company (“Operator”). The Company and Operator are sometimes referred to herein each individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein that are not defined in the other provisions of this Agreement have the respective meanings set forth in Article I.

RECITALS:

WHEREAS, the Company and/or its applicable subsidiary owns or controls certain fee surface interests and related real property rights in Reeves and Loving Counties, Texas, as further described on Exhibit A hereto (collectively, the “North Ranch”);

WHEREAS, Operator desires to develop, own and operate facilities and equipment used in the gathering, transportation, storage, treatment, blending, processing, recycling, evaporation, distribution, sale and/or disposal of Produced Water (defined herein) and Recycled Water (defined herein), distribution and sale of Fresh Water (defined herein), treatment, separation, recovery and/or recycling of BS&W (defined herein) and such other activities as are mutually agreed to by the Parties, including Disposal Facilities (defined herein), Recycling Facilities (defined herein), Reclamation Facilities (defined herein), and associated layflat lines, pipelines, ponds, pumps, risers, access roads, electrical facilities and other related infrastructure (together, the “Facilities”), in each case to be located on the North Ranch; and

WHEREAS, the Company desires for Operator to develop, own and operate the Initial Facilities (defined herein) and other Facilities on the North Ranch, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.1 Definitions. When used in this Agreement, the following capitalized terms have the following respective meanings:

“Additional Facility” has the meaning set forth in Section 2.2(b).

“Affiliate”, unless otherwise provided herein, means (a) with respect to the Company, only the Company and its direct and indirect subsidiaries; and (b) with respect to Operator, only WaterBridge NDB LLC and its subsidiaries (excluding the Company and its direct and indirect subsidiaries); and the term “Affiliated” shall have a correlative meaning.

“Agreement” has the meaning set forth in the preamble.

“BS&W” means tank bottoms, drilling muds and similar substances.

“Company” has the meaning set forth in the preamble.

“Company Default” has the meaning set forth in Section 5.1.

“Confidential Information” means: (a) all information, materials and data provided by one Party or any of its Affiliates (the “Disclosing Party”) to another Party or any of its Affiliates (the “Receiving Party”) under this Agreement or in connection with the performance hereof and (b) the terms of this Agreement or any other Transaction Document. Confidential Information does not include (i) information that was in the lawful possession of the Receiving Party without confidentiality restrictions prior to this Agreement; (ii) information that is or becomes public knowledge without the fault of the Receiving Party; (iii) information that is or becomes available to the Receiving Party on an unrestricted basis from a source having a right to make such disclosure; or (iv) information that is developed by the Receiving Party independent of Confidential Information received hereunder.

“Disclosure Recipients” means, with respect to any Party, such Party’s Affiliates, directors, officers, employees, representatives, agents, investors, attorneys or other financial or professional advisors, in each case that receive Confidential Information of the other Party hereto.

“Disposal Facilities” means any facilities and equipment intended to process, evaporate and/or dispose of Produced Water, including Disposal Wells, evaporation facilities, ponds, pipelines and related infrastructure, as applicable.

“Disposal Well” means a Produced Water injection well and its related facilities operated by Operator.

“Due Date” has the meaning set forth in Section 2.3(f).

“Easement” has the meaning set forth in Section 2.3(a).

“Environmental Laws” means any applicable Law that pertains to (a) pollution or pollution control, (b) the protection of the environment (including natural resources and threatened or endangered species) or relating to public or worker health or safety or (c) the management, transportation, or disposal of Hazardous Materials and the remediation of contamination in connection with the operations under any Lease or Easement, including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., Clean Water Act, 33 U.S.C. §§ 1251 et seq., Rivers and Harbors Act, 33 U.S.C. §§ 401 and 40, National Environmental Policy Act, 42 U.S.C. §§ 4321 et seq., Fish & Wildlife Coordination Act, 16 U.S.C. §§ 661 et seq., Resource Conservation & Recovery Act, 42 U.S.C. §§ 6901 et seq., each as amended, and the regulations and orders promulgated by a Governmental Authority thereunder.

“Event of Bankruptcy” means, with respect to any Party, any of the following: (a) making a general assignment for the benefit of creditors; (b) filing a voluntary petition in bankruptcy; (c) filing a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy, insolvency or other similar law; (d) seeking, consenting to, or acquiescing in the appointment of a trustee, receiver or liquidator of such Party, or of all or any substantial part of its properties or assets under any bankruptcy, insolvency or other similar law; or

(e) the passage of one hundred twenty (120) days after the commencement of any involuntary proceeding against such Party, seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy, insolvency or other similar law, if the proceeding has not been dismissed, or the passage of ninety (90) days after the appointment without its consent or acquiescence of a trustee, receiver or liquidator of such Party, or of all or any substantial part of its properties or assets, if the appointment is not vacated or stayed, or the passage of ninety (90) days after the expiration of any such stay, if the appointment is not vacated.

“Facilities” has the meaning set forth in the Recitals.

“Fee” means, collectively, the Produced Water Fee, the Fresh Water Fee and the Skim Oil Fee.

“Fresh Water” means groundwater that may be produced from any subsurface water-bearing formation or aquifer that may be used in oil and gas operations or for some other beneficial purpose, but excluding Produced Water and Recycled Water.

“Fresh Water Fee” has the meaning set forth in Section 2.3(b)(ii).

“Fresh Water Meters” has the meaning set forth in Section 2.3(e).

“Governmental Authority “ means (a) any federal, state, local, municipal, tribal or other government, (b) any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or other taxing power, and (c) any court or governmental tribunal.

“Hazardous Material” means any substance regulated or that may form the basis of liability under any Environmental Law, including any substance regulated as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” a “waste,” or words of similar meaning and regulatory effect.

“HHR Operating” means HHR Operating, LLC, a Texas limited liability company and indirect wholly-owned subsidiary of the Company.

“HHR Permits” means those certain Permits and pending applications for Permits set forth on Exhibit D hereto.

“Initial Facilities” means the Disposal Facilities and/or Recycling Facilities described on Exhibit B hereto.

“Initial Term” has the meaning set forth in Section 4.1.

“Landowner” has the meaning set forth in the preamble.

“Law” means any applicable statute, law (including common law), rule, regulation, requirement, ordinance, order, code, ruling, writ, injunction, decree, or other official act of or by any Governmental Authority.

“Lease” has the meaning set forth in Section 2.3(a).

“Legacy Agreements” has the meaning set forth in Section 2.4.

“Master Lease” has the meaning set forth in Section 8.17.

“Memorandum” has the meaning set forth in Section 8.16.

“Meters” has the meaning set forth in Section 2.3(e).

“North Ranch” has the meaning set forth in the Recitals.

“Operator” has the meaning set forth in the preamble.

“Operator Default” has the meaning set forth in Section 5.3.

“Overdue Rate” means the rate per month equal to the lesser of (i) 1.5% plus the prime rate specified under the caption “Money Rates” in the Wall Street Journal (New York edition) on the date that the applicable payment was required to have been made and (ii) the maximum rate permitted by Applicable Laws.

“Party” and “Parties” have the meanings set forth in the preamble.

“Person” means an individual, a partnership (general, limited or limited liability), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity or organization or a Governmental Authority.

“Permit” means a permit to construct and operate a Disposal Facility (including a Disposal Well), Recycling Facility, Reclamation Facility or other pond that is validly issued and approved by the Railroad Commission of Texas or its successor Governmental Authority.

“Produced Water” means any produced water, flowback water, brine water, saltwater, associated incidental hydrocarbons, trace amounts of oil industry chemicals or various trace solids, and any other water borne liquid substances generated as waste in connection with drilling for and producing hydrocarbons, but excluding Fresh Water and Recycled Water.

“Produced Water Fee” has the meaning set forth in Section 2.3(b)(i).

“Project Limitation” has the meaning set forth in Section 2.2(c).

“Project Proposal” has the meaning set forth in Section 2.2(b).

“Qualifying Opportunity” has the meaning set forth in Section 2.2(d).

“Reclamation Facility” means any reclamation and/or stationary transfer facilities and equipment intended to treat, separate, recover and/or recycle BS&W and related infrastructure.

“Recycled Water” means Produced Water that is treated or blended using Recycling Facilities and sold and provided to customers for use or reuse.

“Recycling Facilities” means any facilities and equipment intended to store and/or treat Produced Water (and/or blend Produced Water with Fresh Water) for the purpose of making such Produced Water or blended water available to customers for use or reuse, including ponds, pipelines, aeration and/or chemical treating facilities and related infrastructure, as applicable.

“Renewal Term” has the meaning set forth in Section 4.1.

“Representing Party” has the meaning set forth in Section 3.1.

“Skim Oil” means oil, condensate and other liquid hydrocarbons recovered from Produced Water.

“Skim Oil Fee” has the meaning set forth in Section 2.3(b)(iii).

“Surface Damages” means amounts charged for surface damages, caliche and other real property related charges for the applicable Facilities, including such amounts as set forth on Schedule 2.3.

“Term” has the meaning set forth in Section 4.1.

“Transaction Documents” means this Agreement, together with any Lease and any Easement, in each case that is executed and delivered by the Parties.

1.2 Construction. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) “or” is not exclusive; (c) words in the singular include the plural, and words in the plural include the singular; (d) provisions apply to successive events and transactions; (e) the words “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (f) all references herein to Articles, Sections, paragraphs, subparagraphs and clauses shall be deemed to be references to Articles, Sections, paragraphs, subparagraphs and clauses of this Agreement unless the context shall otherwise require; (g) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (h) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (i) references to “$” or “dollars” shall mean United States dollars; (j) unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement, instrument or statute that is referred to herein means such agreement, instrument or statute as from time to time amended, restated, waived or otherwise modified or supplemented, including (i) in the case of agreements or instruments, by waiver or consent, and (ii) in the case of statutes, by succession of comparable successor statutes, and references to all attachments thereto and instruments incorporated therein.

ARTICLE II

OPPORTUNITIES; LEASES AND EASEMENTS

Section 2.1 Grant of Rights.

a. Non-Exclusive Right to Develop Facilities. Subject to the terms and conditions set forth in this Agreement and the Transaction Documents, the Company hereby grants to Operator the non-exclusive right during the Term to (i) construct, develop, own, operate and maintain on the North Ranch (A) the Initial Facilities and any other Facilities necessary or convenient in connection with the Initial Facilities and (B) other Produced Water, Fresh Water and Recycled Water pipelines and related gathering and transportation facilities, and (ii) market and utilize such Facilities to (I) gather, transport, treat, process, blend, store, recycle, distribute, sell and/or dispose of Produced Water and Recycled Water, (II) distribute and sell Fresh Water, (III) treat, separate, recover and/or recycle BS&W and (IV) conduct such other activities as are mutually agreed to by the Parties, as applicable, in each case pursuant to such Leases and Easements as are mutually agreed to by the Parties in accordance with Section 2.3.

b. Non-Exclusive Access Right. Subject to the terms and conditions set forth in this Agreement, the Company hereby grants to Operator the non-exclusive right during the Term to use the existing lease roads located on the North Ranch in connection with the construction, development, operation and/or maintenance of the Facilities. Operator shall (i) comply with any reasonable rules and regulations of the Company provided in writing to Operator connection with the exercise of such access rights and (ii) maintain all lease roads utilized by Operator in good repair; provided that to the extent maintenance of a lease road is required and responsibility for damages cannot be definitively determined, responsibility for such maintenance shall be apportioned appropriately between Operator and such other operators or persons that utilize such lease road, based upon their proportionate use of such road as determined by the Company in its reasonable discretion. To the extent Operator desires to construct additional lease roads to access the Facilities following the Effective Date, Operator shall submit a Project Proposal for such new road in accordance with the terms and conditions of Section 2.2.

c. [***]

d. Reservations. Notwithstanding anything herein to the contrary, (i) the rights granted by this Section 2.1 shall not require the Company to violate any terms of any existing agreement, in each case, unless the relevant third party agrees otherwise in writing, and (ii) the Company may amend existing agreements, and enter into agreements with and grant rights to any other parties without Operator’s prior written consent, except in the case of this clause (ii) to the extent the same are in contravention of Operator’s consent right under Section 2.1(c) or interfere with the Initial Facilities or any other right set forth in this Agreement.

e. Fresh Water. Operator shall have the right, but not the obligation, to purchase Fresh Water from the Company for the price set forth herein, at the times, in the volumes, and at the locations mutually agreed by the Parties. Operator shall not be restricted in its use, transport, transfer or resale of such Fresh Water. The Company shall make Fresh Water available to Operator on an as-is where-is basis; provided that the Company shall have no obligation to supply Operator with any amount of Fresh Water pursuant to this Agreement or any liability for failure to do so. Operator shall submit a Project Proposal for each distribution and sale of Fresh Water pursuant to this Section 2.1(e).

Section 2.2 Operator Facilities and Project Proposals.

a. Initial Facilities. As of the Effective Date, the Company hereby accepts and consents to each of the Initial Facilities identified as accepted on Exhibit B, including the location and composition thereof. Operator may construct each Initial Facility during the Initial Term, in all cases subject to the Operator’s compliance with this Agreement.

b. Additional Facilities. From time to time during the Term, Operator may propose that additional Facilities be constructed, owned and operated by Operator on the North Ranch, including (i) additional layflat lines, pipelines, access roads, electrical facilities and other infrastructure necessary or convenient in connection with the operation of the Initial Facilities and (ii) other Produced Water, Fresh Water and Recycled Water pipelines and related gathering and transportation facilities (each, an “Additional Facility” and each such proposal, a “Project Proposal”). Each Project Proposal shall be submitted to the Company in writing and include (x) a reasonably detailed description of the proposed Additional Facilities, (y) the portions of the North Ranch on which the Additional Facilities are proposed to be located, including a survey of such lands prepared by Operator and (z) such other information related to such Additional Facilities that is reasonably requested by the Company. Subject to Section 2.2(c), the Company shall accept and consent to each Project Proposal for an Additional Facility described in clause (i) or (ii) above. Operator shall promptly notify the Company in writing (email being sufficient) of any expected material changes, alterations or amendments to the applicable Additional Facilities throughout the course of the development of such Additional Facilities; provided that, for the avoidance of doubt, any material change to the location, scope or purpose of an Additional Facility shall require the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

c. Project Limitations. If the Company determines in good faith that a Project Proposal conflicts with any then-existing use or business operations conducted by the Company or third parties on the North Ranch, including then-existing oil and gas operations, Produced Water, Recycled Water and/or Fresh Water operations (each a “Project Limitation”), the Company shall notify Operator in writing of such determination and the basis therefor within fifteen (15) days from the date of receipt of the Project Proposal, and the Parties shall negotiate in good faith for not less than thirty (30) days to amend the Project Proposal. If the Parties are unable to mutually agree on a revised Project Proposal within such thirty (30) day period, then Operator shall not pursue such Additional Facility. For the avoidance of doubt, if the Company does not provide written notice of any objection to a Project Proposal that is subject to a Project Limitation within fifteen (15) days from the date of receipt of the Project Proposal, the Company shall be deemed to have accepted and consented to the Project Proposal for all purposes to the extent that the Company is not expressly prohibited from doing so by a valid existing instrument to which the Company is a party.

d. Qualifying Opportunity. Upon the Company’s acceptance and consent to, or deemed consent to, a Project Proposal in accordance with Section 2.2(c), the applicable Additional Facility shall be deemed a “Qualifying Opportunity.”

e. Cooperation. During the Term, the Company shall cooperate as reasonably requested by Operator to identify mutually acceptable locations on the North Ranch for Facilities and associated infrastructure that would not be subject to a Project Limitation, including allowing Operator to permit and stake potential Disposal Facility, Recycling Facility and/or Reclamation Facility locations on the North Ranch.

f. Transfer of Permits Following Initial Term. If Operator does not construct all of the Initial Facilities within the Initial Term, then promptly after the expiration of the Initial Term, Operator will assign all remaining unused Permits to the Company or its designated Affiliate. The rights set forth in the immediately preceding sentence will be the Company’s sole and exclusive remedy for Operator’s failure to construct the Initial Facilities within the Initial Term.

Section 2.3 Leases and Easements.

a. Execution of Leases and Easements. For each Qualifying Opportunity, the Company and Operator or their applicable Affiliates shall, within fifteen (15) days of the Company’s acceptance (or deemed acceptance) of any Qualifying Opportunity, execute and deliver, as applicable, such (i) surface use agreements substantially in the form of Schedule I hereto (each, a “Lease”) and/or (ii) easements substantially in the form of Schedule II hereto (each, an “Easement”) covering the applicable portion(s) of the North Ranch, in each case as are necessary or convenient in connection with such Qualifying Opportunity, with such modifications to the Lease and/or Easement forms as may be necessary to incorporate the specific terms of the applicable Qualifying Opportunity.

b. Fees. Operator shall pay to the Company (without duplication):

(i) [***] for each Barrel of Produced Water that is either gathered or transported by Operator onto the North Ranch or initially received by WaterBridge into its Disposal Facilities or Recycling Facilities on the North Ranch (“Produced Water Fee”), without duplication of any volumes;

(ii) Not less than [***] for each Barrel of Fresh Water that Operator purchases from the Company that is produced from a well located on the North Ranch (“Fresh Water Fee”), without duplication of any volumes, it being agreed that the Company shall determine, in its reasonable discretion, the applicable Fresh Water Fee for a Project Proposal within 15 days following delivery by Operator of such Project Proposal;

(iii) [***] of the proceeds received by Operator from the sale of Skim Oil recovered from Operator’s Disposal Facilities on the North Ranch, net of royalty or other payments owed to Third Parties with respect to the sale of such Skim Oil (“Skim Oil Fee”); and

(iv) without duplication of any other fee owed to the Company, such Surface Damages due and payable hereunder or pursuant to an applicable Lease or Easement and, with respect to Reclamation Facilities, such additional royalties and fees applicable to such Facility, which shall in all cases be on arm’s length, market terms as determined by the Company for the year in which such Lease or Easement is executed.

c. Annual Determination of Fees. The Surface Damages in effect for the period beginning on the Effective Date and ending on December 31, 2022 are set forth on Schedule 2.3. Not later than December 31 of each year, the Company shall determine, in its reasonable discretion and with reference to market-based surface damages in the immediate vicinity of the North Ranch, the applicable Surface Damages for all Leases and Easements that are executed in the immediately succeeding calendar year and shall provide notice to Operator thereof. If the Company does not make this determination and provide notice to Operator thereof in accordance with this section, the then-current Surface Damages shall continue in effect.

d. Escalation. Beginning on [***], and annually on January 1 of each subsequent calendar year, the Produced Water Fee and Fresh Water Fee shall automatically increase by the lesser of (i) [***] and (ii) the amount of any upward percentage change between January 1 and December 31 of the year immediately preceding the Adjustment Date, in the Consumer Price Index for All Urban Consumers, or its most comparable successor, as published by the Department of Labor, or its most comparable successor.

e. Metering. Operator shall provide, operate and maintain properly calibrated flow meters (the “Meters”) at each (i) Disposal Facility owned by Operator on the North Ranch, (ii) point at which one of Operator’s Produced Water pipelines brings Produced Water onto the North Ranch, (iii) receipt point on the North Ranch at which Produced Water originally produced on the North Ranch enters Operator’s Disposal Facilities, and (iv) any other necessary locations on the Facilities, all to the extent necessary to calculate the amounts owed by Operator pursuant to this Section 2.3 and in compliance with all applicable laws, rules and regulations; provided that so long as the volumes flowing through any point described in clauses (ii) or (iii) flow exclusively to and through another point at which a Meter is located, Operator will not be required to set a Meter at the applicable point described in clause (ii) or (iii). The Company will provide, operate and maintain properly calibrated flow meters at each Fresh Water production well (“Fresh Water Meters”) and will provide Operator access to the Fresh Water Meters to allow Operator to perform under this Agreement.

f. Statements and Payments. No later than the sixtieth (60th) day following the end of each month during the Term (the “Due Date”):

(i) Operator shall deliver to the Company a statement setting forth (a) the Produced Water volumes, Fresh Water volumes and Skim Oil sales for which the Operator owes a payment to the Company pursuant to Section 2.3(b) for such subject month, expressed in Barrels and multiplied by the applicable Fee, and (b) payments for Surface Damages (to the extent not previously paid) and any other fees and expenses due pursuant to Section 2.3(b)(iv), in each case as set forth in the applicable Lease or Easement for the subject month; and

(ii) Operator shall pay in full any amounts due as reflected on the applicable statement by check or ACH transfer to the Company’s designated bank account. If Operator fails to pay the undisputed amount of any statement within sixty (60) days after the Due Date for such statement, interest on such amounts will accrue from the Due Date through and including the date such Party actually makes payment, at the Overdue Rate.

In the event the Company disputes in good faith all or any portion of a statement, then the undisputed portion, if any, shall be due and payable in accordance with Section 2.3(e)(ii). In the event that the dispute is resolved in favor of the Company, then Operator shall promptly pay the disputed amount plus interest at the Overdue Rate from the date the disputed payment was originally due pursuant to Section 2.3(e)(ii) through, and including, the date paid.

g. Audit. The Leases and Easements will provide that, at any time on no less than thirty (30) days’ notice (but no more frequently than twice in any 12-month period), the Company may, at the sole cost and expense of the Company, conduct an audit of Operator’s accounts, invoices and other documents related to the North Ranch and operations pursuant to this Agreement, including records of Produced Water and Fresh Water volumes sourced, disposed of, transported or recycled on the North Ranch. Such examination shall use electronic records or, solely to the extent original documents are required, take place in the office location where such books and records are kept in the normal course of business; provided, however, that no examination may unreasonably interfere in the ongoing job responsibilities of the personnel of any Party. In the event the Parties mutually determine there was a Operator overpayment, Operator shall be due credit by the Company for the amount of such overpayment on the next succeeding statement following such determination.

Section 2.4 Legacy Agreements. The Company (or its applicable subsidiary) and Operator are parties to certain existing easements, leases and other agreements as of the Effective Date, and Operator may in the future acquire from a third party easements, leases or other agreements between the Company (or its applicable subsidiary) and such third party following the Effective Date (all such agreements, collectively, the “Legacy Agreements”). The Parties agree (i) that the Legacy Agreements as of the Effective Date are as set forth on Exhibit E hereto and (ii) that either Party may update Exhibit E from time-to-time without the requirement of a formal amendment pursuant to Section 8.3 in order to reflect any additional Legacy Agreements acquired by Operator following the Effective Date. Notwithstanding anything to the contrary set forth in Section 2.3(b), in no event shall Operator be required to pay a Fee or any other fee under this Agreement for any Barrel of Produced Water that is transported by Operator onto or off of the North Ranch pursuant to a Legacy Agreement, except to the extent that any such Produced Water is received by Operator into any of its Facilities on the North Ranch that were constructed under this Agreement pursuant to a Lease.

Section 2.5 Waiver of Rights. Notwithstanding anything herein to the contrary and subject to the opportunity to cure provided herein, Operator shall not have any rights under this Article II with respect to a particular Qualifying Opportunity if, at the time of execution of a Lease or Easement for such Qualifying Opportunity, as applicable, (i) the applicable representations and warranties of Operator in Article III are not true and correct in all material respects or (ii) if there exists an uncured Operator Default.

Section 2.6 Taxes. During the Term of this Agreement, the Company shall be responsible for paying all ad valorem taxes assessed on the North Ranch. Operator shall pay any personal property taxes assessed specifically against the Facilities during the Term.

ARTICLE III

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

Section 3.1 Reciprocal Representations and Warranties. Each Party (such Party, the “Representing Party”) represents and warrants to the other Party that, as of the Effective Date and as of the execution of each Lease and Easement:

a. Organization. The Representing Party is duly organized, validly existing and in good standing under the Laws of the State of its formation, and is qualified to do business and is in good standing in the State of Texas.

b. Authority; Binding Effect. The Representing Party has all requisite power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to carry out the transactions contemplated hereby and thereby. The Representing Party has taken (or caused to be taken) all acts required to be taken by it to authorize the execution, delivery and performance by the Representing Party of this Agreement and the other Transaction Documents. This Agreement has been duly executed and delivered by the Representing Party and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium, reorganization or similar Laws affecting the rights of creditors generally and by principles of equity, whether considered in a proceeding at Law or in equity.

c. Non-Contravention. The execution, delivery and performance of this Agreement by the Representing Party does not and will not (i) conflict with, or result in, any violation of or constitute a breach or default (with notice or lapse of time, or both) under (A) any provision of its organizational documents, or (B) any applicable statute, Law, rule, regulation, court order, agreement, instrument or license applicable to the Representing Party, or (ii) require the submission of any notice, report, consent or other filing with or from any Governmental Authority or other Person, other than such consents that are customarily obtained after the transfer of instruments similar to the Lease or Easement, as applicable.

d. Bankruptcy; Solvency. There are no bankruptcy, reorganization or receivership proceedings pending, or, to the Representing Party’s actual knowledge, threatened against the Representing Party or an Affiliate of the Representing Party. The Representing Party is not now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement.

Section 3.2 Company Representations and Warranties Regarding Ownership of the North Ranch. Except as set forth in any disclosure schedule delivered to Operator by the Company prior to or in connection with the execution and delivery of this Agreement, the Company represents and warrants to Operator that the Company has good and defensible title to the North and there are no parties other than the Company and its grazing lessees in possession of that portion of the North Ranch on which the Initial Facilities are to be located.

Section 3.3 Reporting Requirements. With respect to all (i) Facilities and (ii) Qualifying Opportunities, Operator shall furnish the Company with reasonable access to the following data and reports within the applicable time frames set forth below, to the extent related to the applicable Facilities located on the North Ranch and owned or operated by Operator:

a. Reasonably promptly following receipt thereof, copies of all material correspondence received by Operator from any governmental authority, along with any material correspondence (including any reports) sent by Operator to any governmental authority;

b. Reasonably promptly following receipt thereof, copies of all written notices regarding material violations or potential material violations of laws, including Environmental Laws;

c. Reasonably promptly following the receipt thereof, copies of all claims, demands, or actions or threatened claims, demands or actions, in each case, which are of a material nature;

d. Reasonably promptly following receipt or preparation by Operator, copies of all surveys, including in a digitally recorded format if such exists; and

f. Daily drilling reports, in Excel format if available, which shall be provided within 30 days after the end of each calendar month.

Section 3.4 Assignment of Permits. On the Effective Date, the Company shall cause HHR Operating to assign all HHR Permits to Operator, and Operator shall be responsible for all costs and expenses associated with the HHR Permits following such assignment. The Parties agree that the assignment of such HHR Permits is a material inducement to the Parties’ entry into this Agreement and the grant of the rights and obligations set forth herein, without which the Parties would not have entered into this Agreement.

ARTICLE IV

TERM AND TERMINATION

Section 4.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2026 (the “Initial Term”). Following the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term” and collectively with the Initial Term, the “Term”) and until the Agreement is terminated by either Party by providing at least one hundred and eighty (180) days’ written notice prior to the expiration of the Initial Term or any Renewal Term, as applicable. The Parties may mutually agree to terminate this Agreement at any time with respect to all or any portion of the Subject Lands. No Party may terminate this Agreement except as provided in this Article IV and Article V.

Section 4.2 Effect of Termination. In the event this Agreement is terminated in accordance with Section 4.1, the Parties shall have no further rights or obligations hereunder; provided that (a) no such termination shall relieve any Party of any liabilities or obligations that accrued prior to the date of such termination, (b) the termination of this Agreement shall not affect any Lease or Easement executed and delivered prior to the date of such termination, and (c) the provisions of this Section 4.2, Section 1.2, Section 2.1(b), Sections 2.3(b)-(g), Section 3.3, Section 6.1, Article V, Article VI, Article VII, and Article VIII, together with the definitions in Section 1.1 used in such Sections and Articles shall survive the termination of this Agreement.

ARTICLE V

EVENTS OF DEFAULT

Section 5.1 Company Default. The Company shall be in default of this Agreement (a “Company Default”) (a) upon an Event of Bankruptcy with respect to the Company; or (b) if the Company is in material breach of any of its obligations under this Agreement, and the Company fails to cure such breach within thirty (30) days (or ten (10) days for an obligation to pay any sums of money owed) following delivery to the Company of a notice from Operator stating with reasonable particularity the nature and extent of such Company Default or if a remedy cannot be effected within such initial 30-day period, an additional reasonable period no longer than ninety (90) days, provided that the Company has commenced pursuit of a remedy within the initial thirty (30) day period and diligently pursues such remedy to completion.

Section 5.2 Operator Remedies Against Company Default. If a Company Default occurs and is uncured and continuing after the cure periods set forth in Section 5.1(b), and without prejudice to any of Operator’s other rights under this Agreement or any other Transaction Document, then during the period in which the Company Default is continuing, Operator shall have the right to take one or more of the following actions: (a) suspend performance under this Agreement, (b) pursue specific performance of this Agreement, and/or (c) file suit to recover its actual damages, if any.

Section 5.3 Operator Default. Operator shall be in default of this Agreement (an “Operator Default”) (a) upon an Event of Bankruptcy with respect to Operator; or (b) if Operator is in material breach of any of its obligations under this Agreement, and Operator fails to cure such breach within thirty (30) days (or ten (10) days for an obligation to pay any sums of money owed) following delivery to Operator of a written notice from the Company stating with reasonable particularity the nature and extent of such Operator Default, or if a remedy cannot be effected within such initial thirty (30) day period, an additional reasonable period no longer than ninety (90) days, provided that Operator has commenced remedy within the initial thirty (30) day period and diligently pursues such remedy to completion.

Section 5.4 Company Remedies Against Operator Default. If an Operator Default occurs and is uncured and continuing after the cure periods provided in Section 5.3(b), and without prejudice to any of the Company’s other rights under this Agreement or any other Transaction Document, then during the period in which the Operator Default is continuing, the Company shall have the right to take one or more of the following actions: (a) suspend performance under this Agreement, (b) pursue specific performance, and/or (c) file suit to recover its actual damages, if any.

ARTICLE VI

NOTICES

Section 6.1 Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) three (3) business days after deposit with the U.S. Postal Service, certified mail, postage prepaid, return receipt requested; (c) if by e-mail transmission, upon read receipt confirmation by the recipient (with the receiving Party being obligated to respond affirmatively to any read receipt requests delivered by the other Party); or (d) by Federal Express overnight delivery (or other reputable overnight delivery service), two (2) days after deposited with such service. Addresses for all such notices and communication shall be as follows:

To Operator:	WaterBridge Stateline LLC
840 Gessner Road, Suite 100
Houston, Texas 77024
Attn: General Counsel
Telephone: [***]
E-mail: [***]

To the Company:	DBR Land LLC
840 Gessner Road, Suite 100
Houston, Texas 77024
Attn: General Counsel
Telephone: [***]
E-mail: [***]

Any Party may, upon written notice to the other Party, change the address and Person to whom such communications are to be directed.

Section 6.2 Reporting. With respect to any notices, communications and information required to be delivered pursuant to Section 3.3, such notices, communications and information shall be sufficient in all respects if given in accordance with Section 6.1 or if such notice is delivered by email to the address specified for a Person in Section 6.1.

ARTICLE VII

CONFIDENTIALITY

Section 7.1 Non-Disclosure. Each Receiving Party shall keep confidential and shall not disclose, or permit any of its Disclosure Recipients to disclose, any Confidential Information of the Disclosing Party except as required or reasonably necessary (a) to enforce this Agreement, (b) by Law, (c) to its accountants, auditors, advisors, and/or attorneys that are subject to a professional or other obligation of confidentiality with respect to any such disclosed Confidential Information, or (d) in connection with any potential or actual sale of any of such Party’s assets subject to this Agreement, provided that any such recipient is subject to a professional or other obligation of confidentiality with respect to any such disclosed Confidential Information.

Section 7.2 Required Disclosures. In the event that any Receiving Party or any of its Disclosure Recipients is required by any applicable Law to disclose Confidential Information to any Governmental Authority, unless otherwise agreed to by the Disclosing Party, prior to such disclosure, such Receiving Party (or its Disclosure Recipients) shall promptly notify the Disclosing Party (to the extent not prohibited by applicable Law from giving notice) in writing of such anticipated disclosure, which notification shall include the nature of the legal requirement and the extent of the required disclosure and such Receiving Party (or its Disclosure Recipients) shall reasonably cooperate with the Disclosing Party to preserve the confidentiality of such information consistent with applicable Law (including reasonably withholding disclosure of such Confidential Information until such time as it has been finally determined that such disclosure is required under applicable Law). Each Receiving Party shall cause any of its Disclosure Recipients to which it discloses any Confidential Information to hold such information confidential to the same extent as would be required if such Disclosure Recipients were a Party, and no Receiving Party or Disclosure Recipient may use any Confidential Information it receives for any purpose not contemplated by this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Applicable Law; Venue. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE PARTIES AGREE THAT THE APPROPRIATE, EXCLUSIVE AND CONVENIENT FORUM FOR ANY DISPUTES BETWEEN THE PARTIES ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE RELATIONSHIP OF THE PARTIES HEREUNDER SHALL BE IN ANY STATE OR FEDERAL COURT IN MIDLAND COUNTY, TEXAS, AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES HEREUNDER. THE PARTIES FURTHER AGREE THAT THE PARTIES SHALL NOT BRING SUIT WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES HEREUNDER IN ANY COURT OR JURISDICTION OTHER THAN THE ABOVE SPECIFIED COURTS.

Section 8.2 Jury Waiver. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY ASSOCIATED AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF AND THE RELATIONSHIP OF THE PARTIES HEREUNDER. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH PARTY WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS SECTION 8.2 MAY BE FILED AS A WRITTEN CONSENT TO A BENCH TRIAL.

Section 8.3 Amendments. Except as otherwise provided herein, no supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties.

Section 8.4 Assignment. Neither Party may assign any of its rights or obligations under this Agreement or any portion thereof without the prior written consent of the other Party, which consent may be withheld in the non-assigning Party’s sole discretion; provided that such restriction shall not apply to assignments to Affiliates so long as such assignment to an Affiliate includes the assignment of all of the assigning Party’s rights and obligations under this Agreement; provided further that in the case of the Company, (a) the Company shall assign its obligations and its rights hereunder to any purchaser or assignee of any portion of the North Ranch solely to the extent relating to the purchased or assigned portion of the North Ranch and (b) the Company may assign all or any portion of its rights to payment hereunder without consent of the Operator.

Section 8.5 Waiver. Except as otherwise provided for in this Agreement, a waiver of any of the provisions of this Agreement shall not be deemed or shall not constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver, unless otherwise expressly provided.

Section 8.6 Relationship of the Parties. This Agreement is not intended to create, and shall not be construed to create, an association for profit, a trust, a joint venture, a mining partnership or other relationship of partnership, or entity of any kind between the Parties.

Section 8.7 Severability. If any provisions of this Agreement, in whole or in part, are held invalid as a matter of Law, it is the Parties’ intent that such holding not affect the other portions of this Agreement, and that such portions that are not invalid be given effect without the invalid portion.

Section 8.8 Counterpart Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which taken together shall constitute one agreement. Delivery of an executed counterpart signature page by facsimile or PDF is as effective as executing and delivering this Agreement in the presence of the other Party to this Agreement.

Section 8.9 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon anyone, other than the Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement or to constitute any Person a third party beneficiary of this Agreement.

Section 8.10 Time of Essence. Time is of the essence with respect to the performance by each Party of its obligations under this Agreement.

Section 8.11 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of each of the Parties and their respective successors and permitted assigns.

Section 8.12 Attorney’s Fees. SHOULD EITHER PARTY BE REQUIRED TO RESORT TO EMPLOYMENT OF ATTORNEYS TO ENFORCE THIS AGREEMENT, OR ANY OF ITS RIGHTS UNDER THIS AGREEMENT, THE SUBSTANTIALLY PREVAILING PARTY SHALL BE ENTITLED TO REIMBURSEMENT FROM THE OTHER PARTY FOR THE SUBSTANTIALLY PREVAILING PARTY’S ATTORNEYS’ FEES.

Section 8.13 Limitation on Damages. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES OR DAMAGES FOR LOST PROFITS OR LOSS OF USE OR BUSINESS OPPORTUNITY (IN ALL CASES EXCEPT TO THE EXTENT CONSTITUTING DAMAGES PAID OR PAYABLE TO AN UNAFFILIATED THIRD PARTY), ARISING UNDER, IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES, DOES HEREBY WAIVE ANY RIGHT TO RECOVER ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES OR DAMAGES FOR LOST PROFITS OR LOSS OF USE OR BUSINESS OPPORTUNITY (IN ALL CASES EXCEPT TO THE EXTENT CONSTITUTING DAMAGES PAID OR PAYABLE TO AN UNAFFILIATED THIRD PARTY), ARISING UNDER, IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.14 Entire Agreement. This Agreement, the other Transaction Documents and the exhibits and schedules attached hereto and thereto constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

Section 8.15 Covenants Run with the Lands. This Agreement, and the rights granted hereunder and obligations contained herein, shall be covenants running with the North Ranch lands and shall be binding upon and inure to the benefit of each of the Parties and their respective successors and permitted assigns. Any sale, conveyance, grant, transfer, assignment or other disposition of all or any portion of the North Ranch shall be made expressly subject to this Agreement, and this Agreement or the applicable portion hereof shall be assumed by the purchaser or assignee, and both this Agreement and the North Ranch shall otherwise be sold or assigned in accordance with Section 8.4.

Section 8.16 Recording Memorandum. Contemporaneously with their execution and delivery of this Agreement, the Parties shall execute a recording memorandum that is substantially identical in form and substance to that attached hereto as Exhibit C (the “Memorandum”) for purposes of conferring constructive public notice of the existence of this Agreement. Except as may be required by applicable law or as mutually agreed in writing by the Parties, neither Party shall file of record in any county or other public records this Agreement, a copy thereof or any portion thereof (other than the Memorandum).

Section 8.17 Acknowledgement and Ratification. As necessary to ensure that this Agreement survives termination or expiration of the Master Lease, dated effective October 15, 2021, between the Company and Landowner (the “Master Lease”) during the Term, Landowner hereby (a) grants an interest in the North Ranch sufficient to provide Operator with the rights granted hereunder to the North Ranch for the Term of this Agreement, subject to the terms and conditions of this Agreement, and (b) acknowledges and ratifies the terms and conditions of this Agreement. Upon termination or expiration of the Master Lease, all of the Company’s rights and obligations under this Agreement shall automatically, ipso facto revert to Landowner, as successor in interest to the Company, and Landowner shall provide written notice to Operator of such reversion.

[Remainder of page intentionally left blank; signature page follows.]

This Agreement has been executed and delivered by the Parties effective as of the Effective Date.

COMPANY:

DBR LAND LLC

By:	/s/ Steven R. Jones
Name: Steven R. Jones
Title: Co-CEO and CFO

OPERATOR:

WATERBRIDGE STATELINE LLC

By:	/s/ Steven R. Jones
Name: Steven R. Jones
Title: Co-CEO and CFO

Signature Page – Water Facility and Access Agreement (North Ranch)

Schedule 2.3

SUA/Damages

[Omitted]

Exhibit A

North Ranch

[Omitted]

Exhibit B

Initial Facilities

[Omitted]

Exhibit C

Recording Memorandum

[Omitted]

Exhibit D

HHR Permits

[Omitted]

Exhibit E

Legacy Agreements

[Omitted]

Schedule I

Form of Lease

[Omitted]

Schedule II

Form of Easement

[Omitted]